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                                                                    EXHIBIT 99.1

                           CONSENT OF UBS WARBURG LLC


     We hereby consent to the use of our opinion letter dated February 25, 2003 to the Special Committee and the Board of Directors of Printcafe Software, Inc. and to the references to UBS Warburg, in the proxy statement-prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-4 of Electronics For Imaging, Inc. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          /s/ UBS WARBURG LLC

New York, New York

May 23, 2003